Exhibit 10.3

Sprint - Executive Office

January 18, 2017

Roger Sole-Rafols

Dear Roger:

I am pleased to inform you that the Compensation Committee approved you to receive a special retention incentive because of your critical role in the company.

This retention incentive consists of one payment to be made on January 27, 2017 totaling $200,000.

Your signature indicates that you agree to repay the retention incentive if you are no longer employed by the Company (unless employment is terminated by the Company without cause, or is due to death or disability) through the 12-month anniversary of the January 27, 2017 payment date.

Please scan and e-mail a signed copy of this letter, confirming your acceptance to me. I look forward to your ongoing contributions toward the company’s success.

Best Regards,

/s/ Marcelo Claure
Marcelo Claure
President & CEO

Accepted by:
Roger Sole-Rafols, CMO

Date